EXHIBIT 21.3

QLOGIC CORPORATION
SUBSIDIARIES OF REGISTRANT

QLogic Foreign Sales Corporation,
A U.S. Virgin Islands Corporation

QLogic Enclosure
Management Products, Inc.

QLogic Switch Products
Group, Inc.

QLogic Roseville, Inc.

QLogic (UK) Limited